EXHIBIT 5

                             ---------------------
                             O'MELVENY & MYERS LLP

                              400 South Hope Street
                       Los Angeles, California 90071-2899
                            TELEPHONE (213) 430-6000
                            FACSIMILE (213) 430-6407
                                  www.omm.com


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NEWPORT BEACH


                                                                 OUR FILE NUMBER
                                                                     285,310-007



November 22, 2004

VIA EDGAR

Fremont General Corporation
2425 Olympic Blvd., 3rd Floor
Santa Monica, California 90404

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Fremont General Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to an aggregate of $60,000,000 of Deferred Compensation Obligations of the Company (the "Obligations"), to be issued pursuant to the Fremont General Corporation Supplemental Executive Retirement Plan II (the "Plan").

     We have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that the Obligations have been duly authorized by all necessary corporate action on the part of the Company and, upon creation of the Obligations in accordance with the Plan, will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific


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O'MELVENY & MYERS LLP
November 22, 2004



performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

     We consent to your filing of this opinion as an exhibit to the Registration Statement.

     This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.


                                                 Respectfully submitted,

                                                 /s/ O'MELVENY & MYERS LLP